Gregory Lance Lamb
Certified Public Accountant
2108 Pecos Street
Mission, TX 78572
Phone: 956-867-6200 Fax: 469-519-8833
Email: greg5lamb@gmail.com


January 2, 2010

CHINA DU KANG CO., LTD./Amstar Financial Holdings, Inc.

Dear Sirs,

The purpose of this letter is to formally document that there are no disagreements on account issues between me and your company.

Faithfully yours,

/s/Gregory Lance Lamb
---------------------
Gregory Lance Lamb
Certified Public Accountant